Exhibit 10.12

ADVANCED ACCELERATOR APPLICATIONS

Limited liability Company with share capital of 6.701.881,10 euros

Head Office : 20, rue Diesel – 01630 Saint Genis Pouilly

441 417 110 RCS Bourg en Bresse

(the « Company »)

SUBSCRIPTION FORM

1.	MODALITIES FOR WARRANTS2015 ISSUANCE

As regard to 2nd resolution of the Extraordinary Shareholders Meeting held on August 19th 2015, the Company’ shareholders have granted the Board with delegation of authority so as to decide, in accordance with Articles L.225-129-2, L.225-138 and L.228-91 of Commercial Code, issuance of a maximum of 225.000 warrants of the Company (the « Warrants2015 ») to a category of persons which enter into a specific category of beneficiaries that meet the criteria of article L.225-138 of the Commercial Code (the “Delegation of Authority”) which means persons that, at the warrants issuance date are Board Members of the Company except the Chairman of the Board and the Chief Executive Officer of the Company (“Specified Category”).

On 19th of August 2015, the Board, having deliberate, has decide by virtue of the delegation of authority granted to issue and allocate 225.000 Warrants2015 with a nominal value of 1 euros, to the benefit of each member belonging to the Specified Category as follows:

-	37.500 Warrants2015 to the benefit of Mr. Steven Gannon;

-	37.500 Warrants2015 to the benefit of Mrs. Yvonne Greenstreet;

-	37.500 Warrants2015 to the benefit of Mrs. Muriel de Szilbereky;

-	37.500 Warrants2015 to the benefit of Mr. Monsieur Christian Merle;

-	37.500 Warrants2015 to the benefit of Mr. Leopoldo Zambeletti; and

-	37.500 Warrants2015 to the benefit of Mr. Kapil Dhingra.

Each Warrant2015 give a right to subscribe to one (1) ordinary new ordinary share of the Company with an exercise price of six euros ten cents (6,10€) (including six (6) of issuance premium) per new ordinary share. Warrants2015 terms and conditions being agreed by the above Board of Directors minutes, a copy of which being attached hereto so as to enable the complete information of the subscriber.

At the time of the subscription, Warrants2015 shall be entirely issued.

Subscription to Warrants2015 shall be received at the Head office of the Company from August 20th 2015 to September 4th 2015 included and payment of their subscription price shall be executed, by each subscriber on the dedicated bank account n° 32528668404 open at BANQUE POPULAIRE DES ALPES, agence d’Annemasse Léman (as per information attached). It is reminded to the Beneficiary that such account is a Euro denominated account, please make sure that all bank charges are paid by you so that the full and required amount is credited to this account.

SUBSCRIPTION FORM

I, [………………………………………..], hereby undersigned

Once being aware of:

(i)	the last version of the Company’s Article of Association;

(ii)	the minutes of the Company’s shareholders meeting dated June 29th, 2015 ;

(iii)	the minutes of the Board of Directors dated August 19th, 2015 that agree issuance and allocation of 225.000 Warrants2015 with a unit price of eighty cents (0,80€) and more particularly according to the Warrants2015 terms and conditions;

(iii)	the Warants2015 terms and conditions attached in appendix hereto;

(iv)	a copy of the shareholders agreement applicable between the Company’s shareholders (the « Agreement »);

Beneficiary, as a result to (i) waiver of the preferential right of subscription of the Shareholders of the company and (ii) of the resolutions taken by the Company Board of Directors on August 19th, 2015 granting the right to subscribe to 37.500 Warrants2015,

Declare, by the present subscription form, to subscribe to thirty seven thousand five hundred (37.500) Warrants2015, with a unit price of eighty cents (0,80 €),

Declare pay fully, today, the entire subscription price to the 37.500 Warrants2015 subscribed, this is to say the amount of thirty thousand (30.000) euros, representing the global value amount to the 37.500 Warrants2015 subscribed, on the bank account n° 32528668404 open at BANQUE POPULAIRE DES ALPES, agence d’Annemasse Léman, such account being a Euro denominated account, therefore I shall make sure that all bank charges are paid by me so that the full and required amount is credited to this account, and

As a consequence, agree hereto to endorse the Agreement within the following three (3) days as from the herein date.

On _________________ 2015, at _____________________,

Made in two (2) original copies one of which, on a separate sheet of paper, being return to the hereto subscriber that acknowledge.

_________________________________

[.]1

1 Before your signature, please hand-write: "Agreement to subscribe to thirty seven thousand five hundred (37.500) Warrants2015 for a global subscription price of thirty thousand (30.000) euros, with a unit price per Warrant2015 of eighty cents of euros (0,80€)".

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APPENDIX – Warrants2015 terms and conditions

1.	Subscription to Warrants2015

1.1	Issuance price of the Warrants2015

Each Warrant2015 will be issued at a subscription price of eighty cents of euros (0,80€) (the “Subscription price of Warrants2015).

1.2	Subscription period of the Warrants2015

The Subscription to the Warrants2015 will start from August 20th 2015 to September 4th 2015 included. It shall be sent to the Headquarter of the Company.

For each subscription of the Warrants2015 each subscriber shall provide the subscription form with:

-	A check , if it is not a certified check, the check will be considered as valid at the reception date if there is sufficient funds in the account; or

-	wire transfer

The amount of which will be equal to the Subscription price of Warrants2015 multiplied by the number of Warrant2015 desired by the subscriber.

2.	Terms of Warrants2015

2.2	General Terms of Warrants2015

2.1.1	Form of the Warrants2015

The Warrants2015 will be issued exclusively in the form of registered shares. They will be registered shareholders register.

2.1.2	Transfer of Warrants2015

Each Warrant2015 is freely transferable pursuant to what is stated in the Company’s Articles of Associations and all kind of shareholders agreements, especially the Agreement to which the holders of Warrant2015 would be subject.

2.1.3	Fractional Warrants2015

The Warrants2015 will be exercised only for a whole number of New Shares. As the exercise of Warrants2015 can be fractional; in the case the holders that own an insufficient whole of Warrants2015 to subscribe to whole number of New Shares, the subscription will be rounded down nearest whole number.

Each Warrant2015 can be exercised just once.

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2.1.4	Rights on the New Shares

The New Shares, delivered after the exercise of the Warrants2015, will be subject to Articles of Associations provisions and to general statutory provisions. The New Shares shall be will be ranked with the existing ordinary shares of the company. They will give right to the holder from the issuance date with and with regards to the dividend coupon, entitle to receive dividends at the first day of such exercise.

2.1.5    Body of holders of Warrants2015 and protection of the rights of the holders of the Warrants2015

The Holders of the Warrants2015 will be considered as collective group (masse) which shall have legal personality pursuant to article L.228-103 du Commercial Code.

Each Warrant2015 entitles its holder to one vote at meetings of the body. The representative will be appointed by the general meeting of the body. Those representatives will have the power without restriction, or reservation to carry out, separately or collectively on behalf of the body all the acts to protect their common interests.

Pursuant to articles L. 228-98 of the commercial Code, provided that the Warrants2015 remain in existence:

-	The Company shall not change its legal form or its object unless it is authorized to do so by the issuance contract or as provided for in Article L. 228-103;

-	The Company shall neither change the rules for allocating its profits nor write off its capital unless it is authorized to do so by the issuance contract or as provided for in Article L. 228-103, and subject to its taking the necessary steps to. Maintain the rights of the holders of Warrants2015 giving access to the capital in the manner described in article L. 228-99. Subject to those same restrictions, however, it may create preference shares;

-	In the event of its capital being reduced, on account of losses, through a reduction in the nominal value or the number of the securities comprising the capital, the rights of the holders of Warrant2005 giving access to the capital are consequently reduced, as if they had exercised them before the date on which the reduction of capital became definitive;

-	if Company decides to proceed, regardless of their form, with the issue of new capital securities with a preferential subscription right reserved for its shareholders, to distribute reserves, in cash or in kind, or share premiums, or to change the allocation of its profits through the creation of preference shares, the company will have to take all the necessary measures to protect the interests of the holders of Warrants2015 pursuant to the conditions stated in article L 228-99 of the commercial code. To that end, it shall:

1° Permit the holders of Warrants2015 those rights to exercise Warrants2015, if the period stipulated for the exercise has not yet commenced, to enable them to participate immediately in the operations referred to in the first paragraph or to benefit therefrom;

2° Take provisions which will allow them, should they exercise their Warrants2015 subsequently, to irrevocably subscribe the new transferable securities issued, or to obtain a free allotment thereof, or to receive cash or goods similar to those which would have been distributed to them, in the same quantities or proportions and under the same conditions, save for possession, had they been shareholders when those operations took place;

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3° Change the conditions of subscription, the bases of conversion, or the terms and conditions of exchange or allotment initially laid down, in order to take account of the impact of the operations referred to in the first paragraph.

The Company may simultaneously take the measures indicated 1° and 2°. It may, in all cases, replace them with the adjustment authorized in 3°.

In the event of its capital being reduced, non-due to losses, through a reduction in the nominal value of the shares issued by the Company, the Exercise Price of the New Shares will be reduced proportionally.

In the event of its capital being reduced, non-due to losses, through a reduction in the nominal value of shares issued by the Company, the holders of Warrants2015, if they exercise their rights, may require the redemption of their New Shares in the same conditions in which they would have been if they were holders of New Shares at the redemption date by the company of its own shares.

In addition, in the event of new capital securities or new transferable securities giving access to the capital being issued, and likewise in the event of a merger or demerger of the company issuing such securities, the Board Of Directors may suspend the option to obtain an allotment of Warrants2015 through exercise of the right referred to in Article L. 225-149-1 during a maximum period of three months pursuant to article R.225-133 French Commercial Code.

2.2	Specific terms of Warrants2015

2.2.1	Price and the exercise ratio of Warrant2015

Each Warrant2015 give a right to subscribe to one (1) New Action at a subscription price per New Shares of six euros ten cents (which means 0.10 euros of nominal value and six (6) euros of issuance premium (the “Exercise Price”), provided that, in the event of operation on the share capital of the company, the Exercise Price will be adjusted in accordance with paragraph 3.1.5 above and pursuant to the adjustments realized on the existing ordinary shares.

2.2.2	Conditions of exercice of Warrants2015

Warrants2015 may be exercised freely and unconditionally any time during the Exercise Period by the Holders.

2.2.3	Exercise Period of the Warrants2015

Each Warrant2015 may be exercised for a period of eighteen (18) months from the subscription date (the “Exercise Period”)

At the expiration of the Exercise Period, the Warrants2015 shall lapse automatically without further formalities whatsoever for the Company or the Holders of the Warrants2015.

2.2.4	Notification of the exercise of the Warrant2015

At the subscription date of the Warrants2015, the request of subscription of New Shares per exercise of Warrants2015 (“Exercise Notification”) (i) shall be sent to the Company during the Exercise Period by simple letter, letter with acknowledgement of receipt or hand-delivered letter and (ii)

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attached to it, shall (a) be joined a subscription allotment of New Shares to which the Warrants2015 gives right and (b) whether:

-	A check , if it is not a certified check, the check will be considered as valid at the reception date if there is sufficient funds to the account; or

-	wire transfer; or

-	A request for set-off with unquestionable, liquid and due claims on the company holds by the holders of Warrants2015;

in order to allow the payment in function of the number of exercised Warrant2015, the Exercised Price of the Warrants2015 and ,as consequence, the release of the funds necessary to the issuance of New Shares obtained on the exercised of the Warrants2015.

2.2.5    Release on the Exercise Price related to the issuance of new shares on exercises of Warrants2015

For each Warrant2015, exercised by the holders of the Warrants2015, and once the Exercise Price is paid by the Company; the Chief Executing Officer of the company pursuant to the delegation authority granted herein shall note the definitive accomplishment of the issuance of the New Shares and to proceed to all the modifications in the Articles of Association necessary for the exercise of Warrants2015.

2.2.6. Shareholder’s Agreement disposition applicable to the Warrants2015

Warrants2015 especially its exercise and transfer are subject to the provision of the Company’s Articles of Association and till the Shareholders Agreement or any agreement are in force or may enter in force.

2.2.7. Applicable law

The Warrants2015 shall be governed by the French law.

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